Exhibit 99.1

Martha Stewart Living Omnimedia Announces Closing of Merger with Sequential Brands Group

NEW YORK, December 4, 2015 /PRNewswire/ — Martha Stewart Living Omnimedia, Inc. ("MSLO") (NYSE:MSO) announced today that it has closed its merger with Sequential Brands Group, Inc. ("Sequential") (Nasdaq: SQBG).

MSLO has requested that the NYSE suspend trading and delist MSO common stock in connection with the closing of the merger.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. MSLO reaches approximately 100 million consumers across all media platforms each month and has a growing retail presence in thousands of retail locations. MSLO's media brands, available across multiple platforms, include Martha Stewart Living, Martha Stewart Weddings, and Everyday Food; MSLO also offers books and utility Apps. MSLO's television and video programming includes "Martha Stewart's Cooking School" and "Martha Bakes" series on PBS, in addition to made-for-the-web video and a vast library of how-to content available online. MSLO also designs high-quality Martha Stewart products in a range of lifestyle categories available through select retailers, including The Home Depot, Macy's, JCPenney, Staples, PetSmart, Michaels and Jo-Ann Fabric & Craft Stores. The MSLO family of brands also includes Chef Emeril Lagasse's media and merchandising properties. Additional information about MSLO is at www.marthastewart.com.